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Exhibit 99.2

                  e.spire(TM) ANNOUNCES MANAGEMENT APPOINTMENTS


ANNAPOLIS JUNCTION, MD, JANUARY 28, 2000 -- e.spire Communications, Inc. (NASDAQ:ESPI), the communications company for the networked economy, today announced the appointment of Michael Miller as President of ACSI Network Technologies, Inc., e.spire's wholly-owned subsidiary that designs and constructs high-speed advanced fiber optic networks for third parties.

Miller most recently served as ACSI NT Senior Vice President. He joined e.spire in 1996 and has nearly 20 years of telecommunications experience in sales, operations and management. He succeeds Douglas R. Hudson, who resigned citing family obligations.

The Company also appointed Randall Muench to Executive Vice President of Sales and Marketing replacing Richard Putt. Muench most recently served as Senior Vice President for the Sales and Marketing organization, overseeing marketing, sales operations and training for both data and voice products.

Both Miller and Muench will report to Dennis Kern, e.spire Chief Operating Officer.

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, Internet access and Web-hosting services, and advanced data solutions, such as ATM and frame relay. In addition, e.spire's subsidiary, ACSI Network Technologies, Inc., provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. For more information on e.spire, contact http://www.espire.net.